NPC International, Inc. Reports Second Quarter Results

Overland Park, Kansas, (August 15, 2014) - NPC International, Inc. (the “Company” or “NPC”), today reported results for its second fiscal quarter ended July 1, 2014.

SECOND QUARTER HIGHLIGHTS:

•	Pizza Hut comparable store sales decreased (5.6)% rolling over a decrease of (3.7)% last year.

*	Adjusted EBITDA (reconciliation attached) was $20.9MM; a decline of $12.3MM from the prior year.

•	The Company generated a net loss of ($1.4)MM compared to net income of $8.1MM last year.

•	An incremental term loan borrowing of $40.0MM was drawn during the quarter to finance the 56-unit Wendy’s acquisition completed in July subsequent to quarter end.

YEAR-TO-DATE RESULTS:

•	Comparable store sales decreased (5.1)% rolling over a decrease of (2.9)% last year.

•	Adjusted EBITDA (reconciliation attached) of $49.9MM was $21.9MM or 30% below last year.

•	Net income was $1.6MM, a decrease of $19.8MM from last year.

•	Cash balances increased to $48.3MM, primarily as a result of the $40.0MM incremental term loan financing completed during the quarter.

•	Our leverage ratio was 4.52X Consolidated EBITDA, net of allowable cash balances of $45.3MM (as defined in our Credit Agreement).

NPC’s President and CEO Jim Schwartz said, “Clearly this was a very disappointing quarter for our Pizza Hut business. Extreme commodity pressure and soft comparable store sales combined to place significant pressure on our operating margins as we foreshadowed in our first quarter communications. Commodity inflation alone contributed roughly 50% to our year-over-year EBITDA shortfall as our second quarter was the anticipated quarterly commodity inflation “ceiling” for 2014. Fortunately, as a partial offset, our Wendy’s business continues to perform well and is delivering upon our pre-acquisition expectations.

During the initial six weeks of our third quarter, our Pizza Hut business is benefiting from changes in promotional activities that are favorably impacting our margins and top line performance relative to our second quarter. This sequential improvement in these operating metrics is expected to improve our year-over-year EBITDA trends in our third quarter relative to our results to-date.

We are actively working in lock-step with Pizza Hut brand leadership to launch a major new advertising positioning along with the innovation designed to better connect with millennials and separate us from competition. Fortunately, we have a strong platform from which to launch this advertising positioning. Pizza Hut remains the clear category share leader and is the beneficiary of a leveragable 56 year heritage of quality, innovation and service. In addition, the brand is committed to steer the positioning and make the necessary infrastructure and technology investments that is required to implement the strategy changes.

On the Wendy’s front, we continue to be pleased with our investment in the Wendy’s brand, which continues to operate at a “Cut Above” its competition. In July we completed a 56-unit acquisition from a franchisee in North Carolina, primarily in the Winston-Salem and Greensboro metropolitan areas. This has historically been a strong market for the Wendy’s brand and provides NPC another toehold in the Wendy’s system for future expansion. Our initial investment in the Wendy’s business was made in July of last year. Since that time we have made 4 acquisitions in the brand and we are now operating 145 stores with annual sales of approximately $195 million, representing almost 20% of our consolidated net product sales on a pro forma basis. Obviously we are pleased with this growth, the associated benefits of diversification across two iconic brands and the remaining opportunities for continued growth.

During the quarter, we drew upon our incremental term loan to finance our recent Wendy’s acquisition and to maintain a strong liquidity profile. Despite soft comparable store sales and inflationary pressures, our two brands maintain strong cash flow characteristics that we will continue to leverage, further bolstering our liquidity. Despite our challenges in the Pizza Hut brand, we are confident that brand leadership is addressing those challenges and we look forward to updating you on the progress of those strategies after the much anticipated brand re-launch.”

The Company is a wholly-owned subsidiary of NPC Restaurant Holdings, LLC ("Parent"), which has guaranteed the Company's 10.50% Senior Notes due 2020. As a result of its guaranty, Parent is required to file reports with the Securities and Exchange Commission which include consolidated financial statements of Parent and its subsidiaries (including the Company). Parent's only material asset is all of the stock of the Company. The quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for Parent and the Company on a consolidated basis are set forth in Parent's Form 10-Q for the fiscal quarter ended July 1, 2014 which can be accessed at www.sec.gov.

CONFERENCE CALL INFORMATION:

The Company’s second quarter earnings conference call will be held Monday, August 18, 2014 at 9:00 am CT (10:00 ET). In addition to a discussion of second quarter results, the call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters. You can access this call by dialing 888-391-6937. The international number is 716-247-5763. The access code for the call is 85830164.

For those unable to participate live, a replay of the call will be available until August 25, 2014 by dialing 855-859-2056 or by dialing international at 404-537-3406. The access code for the replay is 85830164.

A replay of the call will also be available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,265 Pizza Hut units in 28 states and 145 Wendy’s units in 5 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Parent’s financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Parent’s Form 10-Q which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; our ability to successfully complete acquisitions of additional restaurant units; and other factors. These risks and other risks are described in Parent’s filings with the Securities and Exchange Commission, including Parent's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended
	July 1, 2014		June 25, 2013

Net product sales (1)	$273,232	100.0%	$249,403	100.0%
Fees and other income (2)	12,674	4.6%	12,555	5.0%
Total sales	285,906	104.6%	261,958	105.0%
Pizza Hut comparable store sales (net product sales only)	(5.6)%		(3.7)%

Cost of sales (3)	86,605	31.7%	71,793	28.8%
Direct labor (4)	80,957	29.6%	70,449	28.2%
Other restaurant operating expenses (5)	91,305	33.4%	78,809	31.6%
General and administrative expenses (6)	15,684	5.7%	15,097	6.1%
Corporate depreciation and amortization of intangibles	5,097	1.9%	4,480	1.8%
Other	(45)	—%	416	0.1%
Total costs and expenses	279,603	102.3%	241,044	96.6%
Operating income	6,303	2.3%	20,914	8.4%
Interest expense (7)	10,042	3.7%	10,237	4.1%
(Loss) income before income taxes	(3,739)	(1.4)%	10,677	4.3%
Income taxes	(2,365)	(0.9)%	2,589	1.1%

Net (loss) income	$(1,374)	(0.5)%	$8,088	3.2%

Percentages are shown as a percent of net product sales.

Capital Expenditures	$15,859		$12,472
Cash Rent Expense	$15,582		$13,301

(1)
Net product sales increased 9.6% primarily due to the incremental sales from our Wendy’s units, which were acquired in the last half of 2013. These units contributed sales of $33.1MM, or 12.1% of net product sales during the quarter. Additionally, we had a 2.0% increase in equivalent Pizza Hut units, which was partially offset by a 5.6% decline in Pizza Hut comparable store sales.

(2)	Fees and other income increased 0.9% due to the increase in delivery transactions resulting from an increase in equivalent Pizza Hut delivery units compared to the prior year.

(3)	Cost of sales, as a percentage of net product sales, increased primarily due to increased ingredient costs, primarily meats and cheese, and higher food costs associated with our Wendy’s operations.

(4)	Direct labor, as a percentage of net product sales, increased largely due to the deleveraging effect of negative comparable store sales on our Pizza Hut fixed and semi-fixed labor costs.

(5)
Other restaurant operating expenses, as a percentage of net product sales, increased due to sales deleveraging on Pizza Hut fixed costs and increased costs associated with delivery driver insurance reserves, which was partially offset by lower operating expenses associated with our Wendy’s operations as compared to our Pizza Hut operations.

(6)
General and administrative expenses increased due to field personnel costs and credit card transaction fees attributable to the Wendy’s units acquired in the last half of 2013 partially offset by a decline in incentive compensation and training expense for our Pizza Hut operations.

(7)
Interest expense decreased due to a lower average borrowing rate as a result of the refinancing completed in the fourth quarter of 2013, slightly offset by increased borrowings on our revolving credit facility and from the $40.0MM incremental term loan completed during the quarter.

Note: The explanations above are abbreviated disclosures. For complete disclosure see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Parent's Form 10-Q filed with the SEC.

	26 Weeks Ended
	July 1, 2014		June 25, 2013

Net product sales (1)	$555,535	100.0%	$514,074	100.0%
Fees and other income (2)	26,624	4.8%	26,853	5.2%
Total sales	582,159	104.8%	540,927	105.2%
Pizza Hut comparable store sales (net product sales only)	(5.1)%		(2.9)%

Cost of sales (3)	174,692	31.4%	148,641	28.9%
Direct labor (4)	164,426	29.6%	146,039	28.4%
Other restaurant operating expenses (5)	180,744	32.5%	160,539	31.2%
General and administrative expenses (6)	31,143	5.6%	29,521	5.7%
Corporate depreciation and amortization of intangibles	10,194	1.9%	8,873	1.8%
Other	260	0.1%	549	0.1%
Total costs and expenses	561,459	101.1%	494,162	96.1%
Operating income	20,700	3.7%	46,765	9.1%
Interest expense (7)	20,204	3.6%	20,477	4.0%
Income before income taxes	496	0.1%	26,288	5.1%
Income taxes	(1,086)	(0.2)%	4,956	1.0%

Net income	$1,582	0.3%	$21,332	4.1%

Percentages are shown as a percent of net product sales.

Capital Expenditures	$35,105		$22,102
Cash Rent Expense	$31,193		$26,767

(1)
Net product sales increased 8.1% primarily due to the incremental sales of our Wendy’s units, which were acquired in the last half of 2013. These units contributed sales of $62.9MM, or 11.3% of net product sales during the period. Additionally, we had a 2.3% increase in equivalent Pizza Hut units, which was partially offset by a 5.1% decline in Pizza Hut comparable store sales.

(2)	Fees and other income decreased 0.9% due to the lower delivery transactions from our Pizza Hut units compared to the prior year.

(3)	Cost of sales, as a percentage of net product sales, increased primarily due to increased ingredient costs, primarily cheese and meat, and higher food costs associated with our Wendy’s operations.

(4)	Direct labor, as a percentage of net product sales, increased largely due to the deleveraging effect of negative comparable store sales on our Pizza Hut fixed and semi-fixed labor costs.

(5)
Other restaurant operating expenses, as a percentage of net product sales, increased due to sales deleveraging on Pizza Hut fixed costs and increased costs associated with delivery driver insurance reserves, which was partially offset by lower restaurant manager bonuses and lower operating expenses associated with our Wendy’s operations as compared to our Pizza Hut operations.

(6)
General and administrative expenses increased due to field personnel costs and credit card transaction fees attributable to the Wendy’s units acquired in the last half of 2013 partially offset by a decline in incentive compensation and training expense for our Pizza Hut operations.

(7)
Interest expense decreased due to a lower average borrowing rate as a result of the refinancing completed in the fourth quarter of 2013, slightly offset by increased borrowings on our revolving credit facility.

Note: The explanations above are abbreviated disclosures. For complete disclosure see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Parent's Form 10-Q filed with the SEC.

NPC INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 1, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$48,293	$20,035
Other current assets	35,981	37,069
Total current assets	84,274	57,104

Facilities and equipment, net	180,617	169,950
Franchise rights, net	631,401	640,151
Other noncurrent assets	337,031	337,907
Total assets	$1,233,323	$1,205,112
Liabilities and Stockholders' Equity
Current liabilities:
Other current liabilities	$100,058	$101,630
Current portion of debt	4,158	3,438
Total current liabilities	104,216	105,068

Long-term debt	592,302	561,687
Other noncurrent liabilities	270,070	273,144
Total liabilities	966,588	939,899
Stockholders' equity	266,735	265,213
Total liabilities and stockholders' equity	$1,233,323	$1,205,112

NPC INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	26 Weeks Ended
	July 1, 2014	June 25, 2013

Operating activities
Adjustments to reconcile net income to cash provided by operating activities:
Net income	$1,582	$21,332
Depreciation and amortization	30,935	26,201
Amortization of debt issuance costs	1,928	1,663
Deferred income taxes	(1,281)	1,870
Other	(16)	384
Changes in assets and liabilities, excluding acquisitions:
Assets	(391)	3,963
Liabilities	8,526	11,379
Net cash provided by operating activities	41,283	66,792
Investing activities
Capital expenditures	(35,105)	(22,102)
Proceeds from sale or disposition of assets	2,373	540
Net cash used in investing activities	(32,732)	(21,562)
Financing activities
Net payments under revolving credit facility	(7,000)	—
Payments on the term loan	(1,665)	—
Issuance of debt	40,000	—
Debt issue costs	(693)	(91)
Purchase of Company stock	(60)	—
Payment of accrued purchase price to sellers	(10,875)	(2,847)
Net cash provided by (used in) financing activities	19,707	(2,938)
Net change in cash and cash equivalents	28,258	42,292
Beginning cash and cash equivalents	20,035	25,493
Ending cash and cash equivalents	$48,293	$67,785

NPC INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 1, 2014	June 25, 2013	July 1, 2014	June 25, 2013
Adjusted EBITDA:
Net (loss) income	$(1,374)	$8,088	$1,582	$21,332
Adjustments:
Interest expense	10,042	10,237	20,204	20,477
Income taxes	(2,365)	2,589	(1,086)	4,956
Depreciation and amortization	15,887	13,251	30,935	26,201
Transaction costs	75	146	356	182
Pre-opening expenses and other	287	626	659	967
Development and WingStreet incentives	(1,660)	(1,720)	(2,800)	(2,350)
Adjusted EBITDA (1)	$20,892	$33,217	$49,850	$71,765
Adjusted EBITDA Margin(2)	7.6%	13.3%	9.0%	14.0%

Free Cash Flow:
Net cash provided by operating activities	$16,510	$29,994	$41,283	$66,792
Adjustments:
Capital expenditures	(15,859)	(12,472)	(35,105)	(22,102)
Free Cash Flow (3)	$651	$17,522	$6,178	$44,690

Unit Count Activity

	26 Weeks Ended
	July 1, 2014			June 25, 2013
	Combined	Wendy's	Pizza Hut	Pizza Hut

Beginning of period	1,354	91	1,263	1,227
Acquired	—	—	—	1
Developed(4)	12	—	12	21
Closed(4)	(11)	(1)	(10)	(4)
End of period	1,355	90	1,265	1,245

Equivalent units (5)	1,350	91	1,259	1,231

(1) The Company defines Adjusted EBITDA as consolidated net (loss) income plus interest, income taxes, depreciation and amortization, pre-opening expenses and certain other items that are non-operational in nature. Management believes the elimination of these items, as well as income taxes and certain other items of a non-operational nature, as noted in the table above, give investors and management useful information to compare the performance of our core operations over different periods and to compare our operating performance with the performance of other companies that have different financing and capital structures or tax rates. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under GAAP. Adjusted EBITDA, as defined above, may not be similar to EBITDA measures of other companies.
(2) Calculated as a percentage of net product sales.
(3) The Company defines Adjusted Free Cash Flow as cash flows from operations plus non-recurring predecessor transaction expenses paid from proceeds from the sale of the Company less capital expenditures. Management believes that the free cash flow measure is important to investors to provide a measure of how much cash flow is available, after current changes in working capital and acquisition of property and equipment, to be used for working capital needs or for strategic opportunities, including servicing debt, making acquisitions, and making investments in the business. It should not be inferred that the entire Adjusted Free Cash Flow amount is available for discretionary expenditures.
(4) For Pizza Hut, three units were relocated or rebuilt and are included in both the developed and closed total for the 26 weeks ended July 1, 2014.
(5) Equivalent units represent the number of units open at the beginning of a given period, adjusted for units opened, closed, acquired or sold during the period on a weighted average basis.

Contact: Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213